Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
	Contacts:	Union Drilling, Inc.
Christopher D. Strong, CEO
Tina Castillo, CFO
817-735-8793
DRG&L
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2012 SECOND QUARTER RESULTS

FORT WORTH, Texas, August 1, 2012 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three month period ended June 30, 2012.

Revenues for the second quarter of 2012 were $68.1 million compared to $59.9 million in the second quarter of 2011. The Company reported net income of $0.6 million for the quarter, or $0.03 per share, compared to a net loss of $3.4 million, or $0.15 per share, during the prior year period.

EBITDA for the second quarter of 2012 totaled $13.3 million compared to $9.1 million reported in the same period last year. For additional information regarding EBITDA and as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “The improvement in financial results this quarter was driven primarily by higher average dayrates. While construction of our two new 1,500 horsepower electric rigs for Arkoma was delayed, those rigs are expected to enter service this month and the third rig for Appalachia is now projected to enter service early in the fourth quarter.

“For the remainder of 2012, we are seeing moderate weakness in certain markets, but activity remains fairly stable. Our strong term contract coverage should mitigate some of the impact from any short-term slowdown. In total, we currently have 37 of our 50 rigs working as of today, with 31 of those on term contracts.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the second quarter of 2012 was 78.1%, up from 54.4% in the second quarter of 2011 (“year-over-year”), and 77.8% in the first quarter of 2012 (“sequential”). Pro forma utilization for the second quarter of 2011, which excludes rigs that have subsequently been divested, was 71.6%. Revenue days totaled 3,554, up 1% year-over-year and flat sequentially.

Average revenue per revenue day was $19,160, up 12% year-over-year and 5% sequentially. Operating expenses per revenue day for the second quarter of 2012 were $13,503 per revenue day, up 8% year-over-year and flat sequentially.

Drilling margins totaled $20.1 million, or 30% of revenues, compared year-over-year to 27% of revenues, and compared sequentially to 26% of revenues. Average drilling margin per revenue day totaled $5,657 for the second quarter of 2012, up 24% year-over-year, and 19% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Year-to-Date Results

For the six months ended June 30, 2012, Union Drilling reported a net loss of $1.6 million, or $0.07 per share, on revenues of $132.7 million, compared to a net loss of $8.0 million, or $0.35 per share, on revenues of $115.9 million for the first six months of 2011. Year-to-date EBITDA increased to $23.1 million compared to $15.5 million in the comparable period of 2011.

Drilling margin for the first six months of 2012 totaled $36.9 million, or 28% of revenues, compared to $29.4 million, or 25% of revenues, in the prior year period. The Company totaled 7,094 revenue days on 77.7% utilization for the first half of 2012 versus 6,979 revenue days on 54.3% utilization last year. Revenue and drilling margin averaged $18,708 and $5,207 , respectively, per revenue day in the first six months of 2012 compared to $16,610 and $4,217 in the comparable period in 2011.

Conference Call

Union Drilling’s management team will hold a conference call on Thursday, August 2, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 480-629-9723 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 9, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4552557. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently markets 50 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Total revenues	$68,095	$59,924	$132,715	$115,919

Cost and expenses
Operating expenses	47,988	43,918	95,776	86,493
Depreciation and amortization	11,765	12,803	23,982	25,412
General and administrative	7,465	7,248	14,977	14,501

Total cost and expenses	67,218	63,969	134,735	126,406

Operating income (loss)	877	(4,045)	(2,020)	(10,487)

Interest expense, net	(552)	(280)	(1,002)	(667)
Gain on disposal of assets	478	248	798	444
Other income	186	67	361	154

Income (loss) before income taxes	989	(4,010)	(1,863)	(10,556)

Income tax expense (benefit)	382	(577)	(256)	(2,527)

Net income (loss)	$607	$(3,433)	$(1,607)	$(8,029)

Income (loss) per common share:
Basic	$0.03	$(0.15)	$(0.07)	$(0.35)

Diluted	$0.03	$(0.15)	$(0.07)	$(0.35)

Weighted-average common shares outstanding:
Basic	21,717,540	23,189,449	22,415,793	23,186,555

Diluted	21,955,330	23,189,449	22,415,793	23,186,555

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$68,095	$59,924	$132,715	$115,919
Operating expenses	$47,988	$43,918	$95,776	$86,493
Drilling margins	$20,107	$16,006	$36,939	$29,426

Revenue days	3,554	3,516	7,094	6,979
Marketed rig utilization	78.1%	54.4%	77.7%	54.3%

Revenue per revenue day	$19,160	$17,043	$18,708	$16,610
Operating expenses per revenue day	$13,503	$12,491	$13,501	$12,393
Drilling margin per revenue day	$5,657	$4,552	$5,207	$4,217

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7	$7
Accounts receivable (net of allowance for doubtful accounts of $1,270 and $1,409 at June 30, 2012 and December 31, 2011, respectively)	47,630	45,387
Inventories	943	832
Income tax recoverable	302	368
Prepaid expenses, deposits and other receivables	1,887	3,027
Deferred taxes	1,245	1,239

Total current assets	52,014	50,860
Intangible assets (net of accumulated amortization of $1,371 and $1,221 at June 30, 2012 and December 31, 2011, respectively)	829	979
Property, buildings and equipment (net of accumulated depreciation of $231,934 and $212,173 at June 30, 2012 and December 31, 2011, respectively)	314,870	289,429
Other assets	629	743

Total assets	$368,342	$342,011

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$20,596	$21,513
Current portion of notes payable for equipment	287	120
Financed insurance premiums	482	1,057
Customer advances	94	—
Accrued expense and other liabilities	12,331	10,811

Total current liabilities	33,790	33,501

Revolving credit facility	104,221	67,813
Long-term notes payable for equipment	52	70
Deferred taxes	42,771	42,972

Total liabilities	180,834	144,356
Stockholders' equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; and 25,228,816 shares issued both at June 30, 2012 and December 31, 2011	252	252
Additional paid in capital	173,105	172,465
Retained earnings	34,221	35,828
Treasury stock; 3,830,282 and 2,080,700 shares at June 30, 2012 and December 31, 2011, respectively	(20,070)	(10,890)

Total stockholders' equity	187,508	197,655

Total liabilities and stockholders' equity	$368,342	$342,011

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net loss is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Calculation of EBITDA:
Net income (loss)	$607	$(3,433)	$(1,607)	$(8,029)
Interest expense, net	552	280	1,002	667
Income tax expense (benefit)	382	(577)	(256)	(2,527)
Depreciation and amortization	11,765	12,803	23,982	25,412

EBITDA	$13,306	$9,073	$23,121	$15,523

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Calculation of drilling margin:
Operating Income (loss)	$877	$(4,045)	$(2,020)	$(10,487)
Depreciation and amortization	11,765	12,803	23,982	25,412
General and administrative	7,465	7,248	14,977	14,501

Drilling margin	$20,107	$16,006	$36,939	$29,426

Revenue days	3,554	3,516	7,094	6,979
Drilling margin per revenue day	$5,657	$4,552	$5,207	$4,217